UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

FIRST PLACE FINANCIAL CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

September 23, 2003

Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of First Place Financial Corp. (“First Place”), which will be held on Thursday, October 23, 2003, at 10:00 a.m., Eastern Time, at the Avalon Inn, 9519 East Market Street, Warren, Ohio.

The attached Notice of the Annual Meeting and the proxy statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of First Place, as well as a representative of Crowe Chizek and Company LLC, First Place’s independent auditors, will be present at the Annual Meeting to respond to any questions that shareholders may have regarding the business to be transacted. In addition, the Annual Meeting will include management’s report on First Place’s financial performance for the fiscal year ended June 30, 2003.

The board of directors of First Place has determined that the matters to be considered at the Annual Meeting are in the best interests of First Place and its shareholders, and the board unanimously recommends that you vote “FOR” the nominees as directors specified under Proposal 1 and “FOR” the ratification of the appointment of Crowe Chizek and Company LLC as independent auditors of First Place for the fiscal year ending June 30, 2004 as specified under Proposal 2.

Your vote is very important. Whether or not you expect to attend, please read the enclosed proxy statement and then complete, sign and return the enclosed proxy card promptly in the postage-paid envelope provided so that your shares will be represented. Your cooperation is appreciated since a majority of the Common Stock entitled to vote must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

On behalf of the board of directors and all of the employees, we thank you for your continued interest and support.

Sincerely yours,

/S/    STEVEN R. LEWIS

Steven R. Lewis

President and Chief Executive Officer

185 East Market Street • Warren, OH 44481 • 330/373/1221 • firstplacebank.net

FIRST PLACE FINANCIAL CORP.

185 East Market Street

Warren, Ohio 44481

(330) 373-1221

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on October 23, 2003

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of First Place Financial Corp. (“First Place”) will be held on Thursday, October 23, 2003 at 10:00 a.m., Eastern Time, at the Avalon Inn, 9519 East Market Street, Warren, Ohio.

The purpose of the Annual Meeting is to consider and vote upon the following matters:

1.	The election of four (4) directors for terms of three (3) years each or until their successors are elected and qualified;

2.	The ratification of the appointment of Crowe Chizek and Company LLC as independent auditors of First Place for the fiscal year ending June 30, 2004; and

3.	Such other matters as may properly come before the Annual Meeting or any adjournments thereof.

The board of directors has established September 5, 2003, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof. A list of such shareholders will be available at the Annual Meeting and for the 10 days preceding the meeting at First Place’s administrative offices, 185 East Market Street, Warren, Ohio 44481. Only recordholders of First Place common stock as of the close of business on such record date will be entitled to vote at the Annual Meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, we may adjourn the Annual Meeting in order to permit further solicitation of proxies.

By Order of the Board of Directors

/S/    J. CRAIG CARR

J. Craig Carr

Secretary

Warren, Ohio

September 23, 2003

FIRST PLACE FINANCIAL CORP.

PROXY STATEMENT

Information Concerning Solicitation and Voting

Your vote is very important. This proxy statement, proxy card and 2003 Annual Report are first being given or sent on or about September 23, 2003, to shareholders of First Place Financial Corp. (“First Place”) in connection with the solicitation of proxies by the board of directors for the 2003 Annual Meeting of Shareholders (the “Annual Meeting”). This proxy procedure is necessary to permit all of the shareholders, some of whom live throughout the United States and are unable to attend the Annual Meeting, to have an opportunity to vote. The board of directors encourages you to read this proxy statement thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

Voting Procedures

WHO CAN VOTE? You are entitled to vote your common stock if First Place’s records show that you held your shares as of September 5, 2003. At the close of business on that date, a total of 13,284,510 shares of common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented at the Annual Meeting, except as follows: as provided in First Place’s Amended and Restated Certificate of Incorporation, recordholders of common stock who own in excess of 10% of the outstanding shares of common stock (the “Limit”) are not entitled to vote any of their shares that are in excess of the Limit.

HOW DO I VOTE? Other than by attending the Annual Meeting and voting in person, shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

HOW ARE THE VOTES COUNTED? The Annual Meeting will be held if a quorum, consisting of a majority of outstanding shares of common stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. “Broker non-votes” occur when nominees, such as banks and brokers, holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by 10 days before the Annual Meeting. In this event, the nominees may vote those shares only on matters deemed routine. On non-routine matters nominees cannot vote and there is a so-called “broker non-vote” on that matter. Because directors are elected by a plurality of the votes cast, shares that are not voted, whether by marking “ABSTAIN” on the proxy card, or held by a broker and are not voted, have no impact on the election of directors. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

WHO WILL COUNT THE VOTE? First Place’s transfer agent, Registrar and Transfer Company, will tally the vote, which will be certified by an independent Inspector of Election. After the final adjournment of the Annual Meeting, the proxies will be returned to First Place for safekeeping.

MATTERS TO BE PRESENTED. There are two proposals that will be presented for your consideration at the Annual Meeting:

•	Election of four (4) directors; and

•	Ratification of appointment of independent auditors for 2004.

We are not now aware of any matters to be presented other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxy committee (Directors Bitonte, Cagigas and Kissell) will have discretionary authority to determine how to vote your shares. If the meeting is adjourned, the proxy committee can vote your shares of common stock on the new meeting date, unless you have revoked your proxy instructions.

CHANGING YOUR VOTE. You may revoke your proxy instructions and change your vote if you are a holder of record. To do so, you must advise First Place’s corporate secretary in writing before the proxy committee votes your shares of common stock at the Annual Meeting, deliver later proxy instructions, or attend the Annual Meeting and vote your shares in person. However, if you are a shareholder whose shares are not registered in your name or are held in “street name”, you will need to obtain a written legal proxy in your name from your recordholder (in most cases your broker or bank) to vote personally at the Annual Meeting.

COST OF PROXY SOLICITATION. First Place will ask banks, brokerage houses, fiduciaries and custodians holding stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such stock, and we will reimburse them for their reasonable expenses in doing so. In addition to soliciting proxies by mail, First Place directors, officers and employees may also solicit proxies personally or by telephone, without additional compensation. First Place will pay the cost of this proxy solicitation, which is not expected to be material.

ATTENDING THE ANNUAL MEETING. IF YOU ARE A BENEFICIAL OWNER OF COMMON STOCK HELD BY A BROKER, BANK OR OTHER NOMINEE, YOU WILL NEED PROOF OF OWNERSHIP TO BE ADMITTED TO THE ANNUAL MEETING. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership.

VOTING RECOMMENDATIONS. The board of directors recommends that you vote “FOR” each nominee to the board of directors and “FOR” ratification of the appointment of Crowe Chizek and Company LLC as independent auditors.

VOTING RESULTS. The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in the quarterly report on Form 10-Q for the second quarter.

PROPOSAL 1. ELECTION OF DIRECTORS

Currently, the size of the board of directors is set at sixteen members and is divided into three classes. Each of the members of the board of directors also presently serves as a director of First Place Bank. Directors are elected for staggered terms of three years each, with the term of office of only one of the three classes of directors expiring each year. As of the date of this proxy statement, one vacancy exists on the board of directors due to the retirement of Mr. Robert S. McGeough after 29 years of dedicated service as a director. First Place has benefited from and is grateful for the wisdom and guidance provided by Mr. McGeough.

At the Annual Meeting, four directors will be elected for a three year term expiring at the 2006 Annual Meeting and until their successors are elected and qualified. The four nominees proposed for election at this Annual Meeting are as follows:

Marie Izzo Cartwright

Robert P. Grace

Thomas M. Humphries

W. Terry Patrick

Except as discussed above, no person being nominated as a director is being proposed for election pursuant to any agreement or understandings between any such person and First Place. Votes may be cast for only the four nominees listed above.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

Vote Required. Directors must be elected by a plurality of the votes cast by shareholders at the meeting. Votes withheld and broker non-votes for any director will not be considered in determining the outcome of the election.

In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that the proxies will be voted for the election of such other person as may be designated by the present board of directors. The board of directors has no reason to believe that any of the persons named will be unable or unwilling to serve. Unless authority to vote for the nominee is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted “For” the election of the nominees.

Information with Respect to the Nominees, Continuing Directors and Certain Executive Officers. The following table presents the names of the nominees and continuing directors, as well as their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each director became a director of First Place and the year in which their terms (or in the case of the nominees, their proposed terms) as director of First Place expire.

Name and Principal Occupation at Present and for Past Five Years	Age(1)	Director Since(2)	Expiration of Term as Director
NOMINEES
Marie Izzo Cartwright	50	2000	2006

Ms. Cartwright has been a member of the marketing and public relations profession for 28 years and has been a consultant with Revak & Associates since January 2001. Prior to that date, she was the Vice President of Corporate Communications and Marketing for Glimcher Properties Limited Partnership, a position she had held since October 1996.

Robert P. Grace	64	1996	2006

Mr. Grace is a retired Partner of Ernst & Young, Certified Public Accountants. He was also formerly the Vice President and Chief Financial Officer of Salem Label Co., in Salem, Ohio from May 1996 to December 1998.

Thomas M. Humphries	59	1990	2006
Mr. Humphries has been the President of the Youngstown-Warren Regional Chamber since April 1997. Prior to that date, he was a General Manager with Sprint Corp., a telecommunications company.

W. Terry Patrick	53	2000	2006

Mr. Patrick has been a partner in the law firm of Friedman & Rummell Co., L.P.A. of Youngstown, Ohio since 1980 where his practice is concentrated in the areas of Business, Estate and Succession Planning. Mr. Patrick also serves as a consultant to numerous regional businesses.

CONTINUING DIRECTORS
A. Gary Bitonte, M.D.	55	2000	2004

Dr. Bitonte has held teaching-faculty appointments at Northeastern Ohio (NEOUCOM) and Ohio University Medical Schools since 1979. Additionally, Dr. Bitonte had a urologic surgery practice that spanned 21 years. Dr. Bitonte currently serves as a member of the Board of Trustees of the Youngstown State University Foundation as well as the NEOUCOM Foundation. He is also an Adjunct Professor at The Bitonte College of Health and Human Services at Youngstown State University.

Donald Cagigas	63	2000	2005

Mr. Cagigas has been the President of the Youngstown/Mahoning Valley United Way since April 2000. Prior to that date, he was the President of the Mahoning Valley Region of BANK ONE, NA, a position he had held since March 1988.

Name and Principal Occupation at Present and for Past Five Years	Age(1)	Director Since(2)	Expiration of Term as Director
Jeffrey L. Francis	52	2000	2005

Mr. Francis was the Executive Vice President and Chief Operating Officer of First Place and President and Chief Operating Officer of the Bank from December 2000 to March 2003. Prior to the consummation of the merger of equals with First Place, he had served as the President and Chief Executive Officer of FFY Financial Corp. since March 1996, and had been employed with FFY Financial and its predecessor since 1973.

George J. Gentithes	70	1989	2004
Mr. Gentithes has been a consultant for T.F. Industries in Warren, Ohio since 1994 and prior to this he had been the President of Rapid Poulson Industries, Inc. for 38 years.

Earl T. Kissell	54	2000	2004
Mr. Kissell was President and Chief Executive Officer of Ravenna Savings Bank from 1987 to 2000. Since 2001, Mr. Kissell has been an Assistant Professor of Economics and Management at Hiram College.

Steven R. Lewis	45	1998	2005

Mr. Lewis has been President and Chief Executive Officer of First Place and Chief Executive Officer of the Bank since 1997. He served as Executive Vice President from 1995 to 1997 and as Vice President and Treasurer from 1985 until 1995.

E. Jeffrey Rossi	50	1994	2004
Mr. Rossi has been a principal of E.J. Rossi & Company, a life and health insurance brokerage, located in Youngstown and Warren, Ohio since 1978.

Samuel A. Roth	60	2000	2005

Mr. Roth has been a consultant to businesses since January 2003. He was President of FirstEnergy Facilities Services Group, a holding company for the mechanical construction, contracting and energy management companies owned by FirstEnergy, from January 1999 to December 2002. Prior to that he had been the President of Roth Bros., Inc. from 1966 to 1999.

William A. Russell	55	2000	2004
Mr. Russell has been the President of Canteen Service of Steel Valley, Inc., a food and vending service company since 1974.

Ronald P. Volpe, Ph.D.	60	2000	2005

Dr. Volpe has been a Professor of Finance in the Williamson College of Business Administration at Youngstown State University since 1975. Dr. Volpe teaches undergraduate and graduate courses in Investments, Personal Financial Planning and Financial Markets and Institutions.

Name and Principal Occupation at Present and for Past Five Years	Age(1)	Director Since(2)	Expiration of Term as Director
Robert L. Wagmiller	59	2000	2004

Mr. Wagmiller has been a Senior Advisor at the certified public accounting firm of Hill, Barth and King, LLC since 1998. He has been the Chairman of TLT Distributing, LLC (D/B/A Belmont Distributing), a major Philips Magnavox wholesaler, since March 2001.

(1)	Age at June 30, 2003.
(2)	Includes years of service as a director of First Place and First Place Bank.

About the Board of Directors

The Board of Directors. The board of directors of First Place are responsible for establishing broad corporate policies and for the overall performance of First Place. The members of the board of directors of First Place also serve as members of the board of directors for First Place Bank. Directors discharge their responsibilities at board meetings and committee meetings and also through considerable telephone contact and other communications with the Chairman of the Board and others regarding matters of concern and interest to First Place. During the year ended June 30, 2003, the board of directors held twelve board meetings of First Place Bank and four quarterly meetings of First Place. All of the directors attended at least 75% of the total number of board meetings held.

Directors’ Fees. Currently, directors of First Place Bank, with the exception of Mr. Lewis and Mr. Francis, receive an annual retainer of $10,000 ($13,000 for the Chairman of the Board). In addition, all of the directors, except Mr. Lewis, receive a fee of $450 for each First Place Bank regular and special board meeting which they attend and $100 for each First Place Financial Corp. board meeting that they attend. Directors also receive a fee of $200 for each committee meeting attended (an additional $50 to the chairman of the committee). Directors receive a fee of $250 for strategic planning meetings or specially called First Place Financial Corp. board meetings which they attend. Directors may elect to defer their compensation by participating in a director’s deferred compensation plan. Directors are also eligible for stock awards under the First Place Financial Corp. 1999 Incentive Plan, however, no such awards were granted to the directors in fiscal year 2003.

Committees of the Board of Directors

The board has three principal committees. The following describes for each committee the function, current membership and number of meetings held during fiscal 2003.

Nominating Committee. The entire board of directors acts as a Nominating Committee to consider and select the nominees for director to stand for election at the Annual Meeting. First Place’s Amended and Restated Certificate of Incorporation and Bylaws provide for shareholder nominations of directors. These provisions require such nominations to be made pursuant to timely notice in writing to the corporate secretary. The shareholder’s notice of nomination must contain all information relating to the nominee which is required to be disclosed by First Place’s Bylaws and by the Securities Exchange Act of 1934, as amended. The board of directors met one time during fiscal 2003 in its capacity as Nominating Committee. All board members were present at the meeting.

Audit Committee. The Audit Committees of First Place and First Place Bank consist of Directors Wagmiller (Chairman), Bitonte, Cagigas, Gentithes, Grace and Volpe. All members of the Audit Committee are independent in accordance with the Nasdaq Stock Market listing standards. The Audit Committees are responsible for overseeing the engagement, independence, and services of our independent auditors. The Audit Committees are also responsible for:

•	Reporting to the board on the general financial condition of First Place and First Place Bank and the results of the annual audit; and

•	Overseeing that First Place’s and First Place Bank’s activities are conducted in accordance with the Audit Committee Charter and applicable laws and regulations.

The Audit Committees of First Place and of First Place Bank each met six times in fiscal 2003. All of the Audit Committee members attended at least 75% of the total number of committee meetings held.

Audit Committee Report

The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as to the extent that First Place specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

In accordance with its written charter adopted by the board of directors on October 23, 2000, and amended on August 20, 2002, the Audit Committee (the “Committee”) assists the board of directors in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of First Place and First Place Bank and their system of internal controls.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent accountants a formal written statement describing all relationships between the accountants and First Place and First Place Bank that might bear on the accountants’ independence consistent with Independence Standards Board No. 1, “Independence Discussions with Audit Committees,” and discussed with the accountants any relationships that may impact their objectivity and independence, and satisfied itself as to the accountants’ independence.

The Committee reviewed with the internal auditors and independent accountants the overall scope and plans for their respective audits and the results of internal audit examinations. The Committee also discussed with management, the internal auditors and the independent accountants the quality and adequacy of First Place’s and First Place Bank’s internal controls and the overall quality of First Place’s and First Place Bank’s financial reporting process.

The Committee discussed and reviewed with its independent accountants communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the independent accountants’ examination of the consolidated financial statements. In addition, the Committee considered the compatibility of nonauditing services provided to First Place and First Place Bank with the accountants’ independence in performing their auditing functions.

The Committee reviewed and discussed interim financial information, contained in each quarterly report and earnings announcement, with management and independent accountants prior to public release as necessary during fiscal 2003. The Committee reviewed the audited consolidated financial statements of First Place as of and for the year ended June 30, 2003, with management and the independent accountants. Management has the responsibility for the preparation of the consolidated financial statements and the independent accountants have the responsibility for the audit of those statements.

Based on the above mentioned reviews and discussions with management and the independent accountants, the Committee recommended to the board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2003, for filing with the Securities and Exchange Commission.

The Committee also recommended the appointment, subject to shareholder ratification, of the independent accountants, and the board of directors concurs with such recommendation.

The foregoing report furnished by the Audit Committee of the board whose members are:

Robert L. Wagmiller (Chairman), A. Gary Bitonte, M.D., Donald Cagigas, George J. Gentithes, Robert P. Grace and Ronald P. Volpe, Ph.D.

Compensation Committee. The Compensation Committee of First Place consists of Directors Russell (Chairman), Cartwright, Patrick, Rossi and Roth. The committee meets to establish compensation and benefits for the executive officers and to review the incentive compensation programs when necessary. This committee is also responsible for all matters regarding compensation and benefits, hiring, termination and affirmative action issues for other officers and employees of First Place and First Place Bank. The Compensation Committee met eight times in fiscal 2003. All of the Compensation Committee members attended at least 75% of the total number of committee meetings held.

Compensation Committee Report

The report of the Compensation Committee and the stock performance graph (enclosed hereafter) shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as to the extent that First Place specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Report on Executive Compensation. Under rules established by the Securities and Exchange Commission, First Place is required to provide certain data and information in regard to the compensation and benefits provided to First Place’s chief executive officer and other executive officers of First Place and First Place Bank. The disclosure requirements for the chief executive officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee of the board of directors, at the direction of the board of directors, has prepared the following report for inclusion in this proxy statement.

The Committee. The responsibility for compensation matters rests with the Compensation Committee of the Board. The members of the Compensation Committee are independent directors of First Place and First Place Bank. Mr. Lewis attends committee meetings, if requested by the chairman, to present recommendations and to provide information. However, he is excused during any deliberations regarding his own compensation. The Compensation Committee met eight times during the year ended June 30, 2003. The most significant issues addressed each year by the Compensation Committee are: (1) approval of salary adjustments, if any, for senior officers of First Place and First Place Bank; (2) approval of payments under First Place’s management bonus plan; (3) approval of awards under First Place’s 1999 Incentive Plan; (4) review of evaluations of all senior executives and completion of an evaluation of Mr. Lewis’ performance; (5) review of commission based compensation plans; and (6) review and evaluation of existing or proposed benefit plans for the employees of First Place and First Place Bank.

Components of Compensation. The goal of First Place’s executive compensation program is to retain, motivate and reward management through the compensation policies and awards, while aligning their interests with those of First Place and its shareholders. In furtherance of this goal, the program consists of three main components: (i) base salary; (ii) bonuses, which are primarily based on First Place’s performance and the individual performance of participating executives; and (iii) stock awards and stock options to provide long-term incentives for performance and to align executive officer and shareholder interests. First Place adopted the 1999 Incentive Plan, which provided for stock awards and stock options, in July 1999. During fiscal 2003, there were no options or stock grants awarded under this plan.

Chief Executive Officer Compensation. In determining compensation for Mr. Lewis, the Compensation Committee considered the following: (i) salary information for the chief executive officers of comparable institutions gathered from local, regional and national salary surveys; (ii) information from proxy statements of publicly traded banks and thrifts; (iii) the financial performance of First Place during the preceding year as measured by return on assets and equity, loan loss and delinquency levels, total general and administrative expenses and earnings per share, with regard to both the absolute level of such measures and as compared to peer institutions, including similar publicly traded thrift holding companies, with earnings per share and return on equity being specifically included in the mathematical calculation of executive bonuses; (iv) regulatory examination comments and outside auditor’s comments received during the year; and (v) First Place’s progress toward completing a number of long-term initiatives. Mr. Lewis’ individual initiatives during fiscal 2003 included achieving specific financial performance targets established by the board of directors, establishing a wealth management line of business, developing a plan to expand the commercial presence in growth markets, and developing a company-wide referral process. During fiscal 2003, Mr. Lewis’ base salary was increased from $194,000 to $225,000, which remained in effect for fiscal 2003. Mr. Lewis’ target bonus under First Place’s bonus plan is 50% of his base salary. For fiscal 2003, Mr. Lewis’ bonus and that of other senior executives were awarded according to the Management Bonus Plan formula based on achieving Board established financial targets which are focused on earnings per share and return on equity.

Performance Evaluations. As noted above, during fiscal 2003, the Compensation Committee reviewed performance evaluations of the executive officers of First Place and First Place Bank that were prepared by Mr. Lewis. Additionally, the Committee completed an evaluation of Mr. Lewis with input from members of the board of directors. Among other items, the Compensation Committee considered First Place performance statistics as objective measures of performance, as well as discussion of progress toward goals established the previous year. The entire Board reviewed the evaluation of Mr. Lewis during July 2003.

The foregoing report on executive compensation was furnished by the Compensation Committee of the Board whose members are:

William Russell (Chairman), Marie Izzo Cartwright, W. Terry Patrick, E. Jeffrey Rossi and Samuel A. Roth.

Principal Shareholders

Other than those persons listed below, First Place is not aware of any person who may be considered to be the owner of more than 5% of the outstanding shares of common stock as of September 5, 2003. For the purposes of the following table and the table set forth under “What First Place’s Directors and Executive Officers Own,” a person may be considered to own any shares of common stock (1) over which he or she has, directly or indirectly, sole or shared voting or investing power, or (2) of which he or she has the right to acquire ownership, including the right to acquire ownership by the exercise of stock options, within 60 days after September 5, 2003.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	First Place Bank Employee Stock Ownership Plan (“ESOP”) 185 East Market Street Warren, Ohio 44481	899,300(1)	6.8%

(1)	The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. At September 5, 2003, 276,077 shares had been allocated under the ESOP. Under the ESOP, unallocated shares and allocated shares as to which voting instructions are not given by participants, are to be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended.

What First Place’s Directors and Executive Officers Own

The following table provides information, as of September 5, 2003, about the shares of common stock that are owned or may be deemed to be owned by (1) each director of First Place, (2) First Place’s Chief Executive Officer and by the next four most highly paid executive officers of First Place with salary and bonus in the last fiscal year in excess of $100,000 and (3) all directors and executive officers of First Place as a group. Except as otherwise indicated, each person and each group shown in the table has sole voting and investing power over their shares.

Name	Title	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
W. Terry Patrick	Chairman of the Board	24,295		0.2%
Steven R. Lewis	President, Chief Executive Officer and Director	284,506	(1)	2.1
A. Gary Bitonte, M.D.	Director	137,286		1.0
Albert P. Blank	Executive Vice President	25,699	(1)	0.2
Donald Cagigas	Director	15,000		0.1
J. Craig Carr	Senior Vice President	94,553		0.7
Marie Izzo Cartwright	Director	68,832		0.5
Jeffrey L. Francis	Director	82,106		0.6
George J. Gentithes	Director	83,840	(2)	0.6
Robert P. Grace	Director	87,800	(2)	0.7
Brian E. Hoopes	Senior Vice President	36,758	(1)	0.3
Thomas M. Humphries	Director	83,320	(2)	0.6
Earl T. Kissell	Director	57,333		0.4
David L. Mead	Chief Financial Officer	648		*
E. Jeffrey Rossi	Director	134,095	(2)	1.0
Samuel A. Roth	Director	38,581		0.3
William A. Russell	Director	37,005		0.3
Ronald P. Volpe, Ph.D.	Director	23,531		0.2
Robert L. Wagmiller	Director	4,300		*
All directors and executive officers as a group (24 persons)		1,394,446	(3)	10.1

*	Represents less than 0.1% of outstanding common stock.

(1)	Includes 17,970, 4,500 and 2,200 shares awarded to Messrs. Lewis, Blank and Hoopes, respectively, under the First Place stock incentive plan which have not yet vested, but as to which they may provide voting recommendations.
(2)	Includes 4,480 shares awarded to these outside directors pursuant to the First Place stock incentive plan which have not yet vested, but as to which they may provide voting recommendations.
(3)	Includes 48,290 shares awarded to the directors and executive officers as a group pursuant to the First Place stock incentive plan which have not yet vested, but as to which they may provide voting recommendations.

Stock Performance Graph

The following graph shows a comparison of cumulative total shareholder return on First Place’s common stock based on the market price of the common stock with the cumulative total return of companies on the Nasdaq Stock Market (U.S.) Index and Nasdaq Bank Stock Index for the period beginning on January 4, 1999, the day First Place common stock began trading, through June 30, 2003. The graph was derived from a limited period of time, and, as a result, may not be indicative of possible future performance of First Place common stock.

	01/04/99	06/30/99	06/30/00	06/30/01	06/30/02	06/30/03
First Place Financial Corp.	100.00	114.53	102.70	128.42	204.35	178.59
Nasdaq Stock Market Index	100.00	121.77	180.03	97.59	66.55	74.20
Nasdaq Bank Stock Index	100.00	102.97	84.43	117.13	131.27	133.20

Notes:

A.	The lines represent yearly index levels derived from compounded daily returns that include all dividends.
B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.
C.	If the interval is not a trading day, the preceding trading day is used.
D.	The index level for all series was set to 100.00 on January 4, 1999.

Summary Compensation Table

The following table shows, for the fiscal years ended June 30, 2003, 2002 and 2001, the cash compensation paid by us, as well as certain other compensation paid or accrued for those years, to the chief executive officer and the next four most highly paid executive officers of First Place who received salary and bonus in excess of $100,000 during the year ended June 30, 2003.

		Annual Compensation			Long Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Other Annual Compen- sation ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)(4)	All Other Compen- sation ($)(5)
Steven R. Lewis	2003	$225,000	$110,588	—	—	—	—	$17,376
President and Chief	2002	194,000	76,460	—	—	—	—	34,280
Executive Officer	2001	183,768	88,015	—	—	—	—	33,440

Albert P. Blank(8)	2003	156,078	50,630	—	—	—	—	16,879
Executive Vice President	2002	150,075	40,812	—	$124,875	—	—	1,150
and Chief Operating Officer	2001	82,635	24,690	—	—	30,000	—	767
of First Place Bank

David L. Mead(6)	2003	125,269	41,802	—	—	—	—	910
Chief Financial Officer	2002	15,077	—	—	—	3,240	—	165

Brian E. Hoopes	2003	99,698	26,461	—	—	—	—	10,996
Senior Vice President	2002	94,500	25,699	—	—	—	—	21,206
of First Place Bank	2001	82,635	24,690	—	—	—	—	22,177

J. Craig Carr(7)	2003	100,000	22,118	—	—	—	—	10,510
General Counsel and	2002	90,000	20,396	—	—	—	—	806
Secretary	2001	89,132	20,137	—	—	—	—	97,173

(1)	Under Annual Compensation, the column titled “Salary” includes amounts deferred pursuant to First Place Bank’s 401(k) Plan.
(2)	There were no (a) perquisites over the lesser of $50,000 or 10% of the individual’s total salary and bonus for the last year, (b) payments of above-market preferential earnings on deferred compensation, (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation, (d) tax payment reimbursements, or (e) preferential discounts on stock.
(3)	Shares of restricted stock were granted to Mr. Lewis and Mr. Hoopes on July 2, 1999 and vest at a rate of 20% each year over five years, beginning on July 2, 2000. Shares of restricted stock were granted to Mr. Blank on April 16, 2002 and vest at a rate of 20% each year over five years, beginning on July 2, 2002. At June 30, 2003, the values of unvested shares of restricted stock granted to Mr. Lewis, Mr. Blank and Mr. Hoopes, totaling 35,940, 6,000 and 4,400 shares, respectively, were $628,950, $105,000 and $77,000, respectively. These values were calculated by multiplying the total number of unvested shares of restricted stock by the closing market price of First Place common stock on June 30, 2003.
(4)	For fiscal years 2003, 2002 and 2001, First Place Bank had no long-term incentive plans in existence. Accordingly, there were no payments or awards under any long-term incentive plan.
(5)	Other compensation includes matching contributions under First Place Bank’s 401(k) Savings Plan, allocations from First Place Bank’s ESOP and term life insurance premiums. In fiscal 2001, other compensation for Mr. Carr includes the final allocation from FFY Financial Corp.’s ESOP and 401(k) Savings Plan.
(6)	Mr. Mead was hired in May 2002 and appointed Chief Financial Officer in December 2002.
(7)	Mr. Carr’s 2001 compensation includes $44,421 in salary and $9,000 in bonus paid by FFY Financial Corp. prior to the consummation of the merger of equals with First Place on December 22, 2000.
(8)	Mr. Blank was hired in November 2000 and appointed Executive Vice President and Chief Operating Officer in July 2003.

Aggregated Option Exercises and Year-End Option Value Table

The following table sets forth information concerning the number and value of stock options held by the named executive officers at June 30, 2003, measured in terms of the $17.50 closing price of First Place common stock on June 30, 2003.

			Number of Unexercised Options/ SARs at June 30, 2003		Value of Unexercised In-the-Money Options/SARs at June 30, 2003(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Steven R. Lewis	—	—	179,200	44,800	$929,600	$232,400
Albert P. Blank	—	—	18,000	12,000	108,000	72,000
David L. Mead	—	—	648	2,592	143	570
Brian E. Hoopes	—	—	26,880	6,720	139,440	34,860
J. Craig Carr	—	—	10,750	—	78,045	—

(1)	The difference between the aggregate option exercise price and the fair market value of the underlying shares at June 30, 2003.

Equity Compensation Plan Information

The following table sets forth information regarding the securities authorized for issuance under equity compensation plans as of June 30, 2003.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by shareholders	1,023,160	$12.21	193,329
Equity compensation plans not approved by shareholders	—	—	—

Total	1,023,160	$12.21	193,329

Employment and Change in Control Agreements

First Place recognizes that, as is the case at most companies, the possibility of a change in control exists. Accordingly, First Place desires to assure itself of both present and future continuity of management and wishes to ensure that its senior officers and other key employees (“Executives”) continue to remain in the employ of First Place by entering into agreements with certain Executives of First Place. The agreements were entered into upon the recommendation of the Compensation Committee and the forms of the agreements were approved by the board of directors.

The agreements provide for severance compensation upon termination of employment within two years following a change in control due to (i) dismissal or (ii) voluntary resignation following any material demotion, loss of title, office or significant authority or responsibility, material reduction in annual compensation or benefits, or relocation of Executive’s principal place of employment by more than 50 miles, unless termination is because of death, disability, retirement or for cause.

The agreement with Mr. Lewis provides severance compensation following a change in control equal to three times his average annual compensation for the five most recent taxable years and continued health and welfare benefits for thirty-six months. The agreement with Mr. Lewis also provides for a term of employment of three years. The agreement provides for a base salary of $250,000 plus full participation in incentive and all other benefit plans of First Place. Mr. Lewis’ agreement provides for payments upon an “Event of Termination” equal to the remaining payments due for the remaining term of the agreement plus continuation of health and welfare benefits. Under the agreement, an event of termination would include termination without cause; failure to reelect Mr. Lewis to his current offices; a material change in functions, duties or responsibilities; a relocation of Mr. Lewis’ principal place of employment by more than 50 miles; a material reduction in benefits or perquisites; liquidation or dissolution of First Place or First Place Bank; and breach of the agreement.

The agreements with nine other Executives provide only severance compensation following a change in control generally equal to two times the Executive’s average annual compensation for the five most recent taxable years and continued health and welfare benefits for twenty-four months.

First Place has agreed to bear the expense of all reasonable costs and legal fees incurred by any Executive pursuant to any dispute or question of interpretation relating to the agreement if the Executive is successful pursuant to a legal judgment, arbitration or settlement.

Additional Information About Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires First Place’s officers (as defined in regulations promulgated by the Securities and Exchange Commission thereunder) and directors, and persons who own more than ten percent of a registered class of First Place common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulations to furnish First Place with copies of all Section 16(a) forms they file.

Based solely on a review of copies of all such reports of ownership furnished to First Place, or written representations that no forms were necessary, we believe that there was one Form 4 filing that was inadvertently filed late for Director Bitonte. This late Form 4 filing was reporting a single transaction for the transfer of common stock. The Form 4 filing was subsequently filed with the Securities and Exchange Commission. All other filing requirements applicable to First Place officers, directors, and greater than ten percent beneficial owners were complied with during the fiscal year.

Transactions with Certain Related Persons. Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of First Place Bank’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors.

First Place Bank currently offers directors, officers and full-time employees of First Place, who satisfy certain criteria and the general underwriting standards of First Place Bank, mortgage loans with interest rates which may be up to 1/2% below the rates offered to First Place Bank’s other customers, (the “employee loan rate”). The program also offers a 1% interest rate discount on motor vehicle loans, other than motorcycles. Loan application fees are waived for all employee loan rate loans. With the exception of employee loan rate loans, First Place Bank currently makes loans to its executive officers, directors and employees on the same terms and conditions offered to the general public. Loans made by First Place Bank to its directors and executive officers are made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

As of June 30, 2003, ten executive officers and directors had a total of fifteen loans outstanding, totaling approximately $2.2 million in the aggregate. All of the loans currently outstanding to executive officers and directors are receiving the employee loan rate. All of the loans are secured by the borrower’s principal residence and three of the loans were made to immediate family members of the executive officers or directors, who were also employees of the Bank at the time the loan was originated, where the loans are secured by the immediate family member’s principal residence.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is made up of four directors: Messrs. Russell (Chairman), Patrick, Rossi and Roth and Ms. Cartwright. No member of the Committee is or was during the 2003 fiscal year, an executive officer of another company whose board of directors has a comparable committee on which one of First Place’s executive officers serves.

PROPOSAL 2. RATIFICATION OF FIRST PLACE INDEPENDENT AUDITORS

The independent auditors for the fiscal year ended June 30, 2003 were Crowe Chizek and Company LLC. With the recommendation of the audit committee, the board of directors has reappointed Crowe Chizek and Company LLC to continue as independent auditors for First Place Bank and First Place for the year ending June 30, 2004, subject to ratification of such appointment by the shareholders. The affirmative vote of a majority of the number of votes entitled to be cast by the common stock represented at the meeting is needed to ratify the appointment.

The following aggregate fees were billed to First Place for professional services rendered by Crowe Chizek and Company LLC during the fiscal year ended June 30, 2003:

Audit fees	$99,000
Financial information systems design and implementation fees	-0-
All other fees	80,783

Total Fees	$179,783

The Audit Committee has determined that the fees paid to Crowe Chizek and Company LLC during the 2003 fiscal year are compatible with maintaining the auditor’s independence.

Representatives of Crowe Chizek and Company LLC will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the Annual Meeting.

Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted for ratification of the appointment of Crowe Chizek and Company LLC as the independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF CROWE CHIZEK AND COMPANY LLC AS THE INDEPENDENT AUDITORS.

ADDITIONAL INFORMATION FOR FIRST PLACE SHAREHOLDERS

Shareholder Proposals

To be considered for inclusion in the proxy statement and form of proxy relating to the 2004 Annual Meeting of Shareholders, a shareholder proposal must be received by the corporate secretary at the address set forth on the Notice of Annual Meeting of Shareholders no later than May 26, 2004. Any such proposal will be subject to 17 C.F.R.§ 240.14a-8 of the Rules and Regulations under the Exchange Act.

Notice of Business to be Conducted at an Annual Meeting

First Place bylaws provide an advance notice procedure for a shareholder to properly bring business before an Annual Meeting. The shareholder must give written advance notice to the corporate secretary not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the date on which the notice to shareholders of the Annual Meeting date was mailed or such public disclosure was made. The advance notice by shareholders must include the shareholder’s name and address as they appear on the record of shareholders, a brief description of the proposed business, the reason for conducting such business at the Annual Meeting, the class and number of shares of common stock that are beneficially owned by such shareholder and any material interest of such shareholder in the proposed business. In the case of nominations to the board of directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require us to include in the proxy statement or the proxy card relating to an Annual Meeting any shareholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Other Matters Which May Properly Come Before the Meeting

The board of directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the Annual Meeting, you are urged to return your proxy card promptly. If you are then present at the Annual Meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the Annual Meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote personally at the Annual Meeting.

A copy of the Annual Report on Form 10-K (without exhibits) for the year ended June 30, 2003, as filed with the Securities and Exchange Commission, will be furnished without charge to shareholders of record upon written request to First Place Financial Corp., 185 East Market Street, Warren, Ohio 44481.

By Order of the Board of Directors

/S/    J. CRAIG CARR

J. Craig Carr

Secretary

Warren, Ohio

September 23, 2003

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY FIRST PLACE FINANCIAL CORP.

		For	With- held	For All Except
ANNUAL MEETING OF SHAREHOLDERS October 23, 2003 – 10:00 a.m. Eastern Time	1. The election as directors of all nominees listed (except as marked to the contrary below).	☐	☐	☐
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints the official proxy committee of the Board of Directors of First Place Financial Corp. (the “Company”), each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Shareholders, to be held on October 23, 2003, at 10:00 a.m. Eastern Time, at the Avalon Inn, 9519 East Market Street, Warren, Ohio, and at any and all adjournments thereof.

Marie Izzo Cartwright, Robert P. Grace, Thomas M. Humphries, W. Terry Patrick
INSTRUCTION: To withhold your vote for any individual nominee, write that nominee’s name on the line provided below.

		For	Against	Abstain
	2. The ratification of the appointment of Crowe Chizek and Company LLC, as independent auditors of the Company for the fiscal year ending June 30, 2004.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED NOMINEES AND “FOR” THE PROPOSAL

This proxy is revocable and will be voted as directed, but if no instructions are specified on an executed proxy that is returned, then this proxy will be voted FOR the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

Please be sure to sign and date Date this Proxy in the box below.	The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders relating to the Annual Meeting.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Shareholder sign above Co-holder (if any) sign above

é    Detach above card, date, sign and mail in postage-paid envelope provided.     é

FIRST PLACE FINANCIAL CORP.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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